Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

January 7, 2026

Great Elm Group, Inc.

3801 PGA Boulevard, Suite 603

Palm Beach Gardens, FL 33410

Ladies and Gentlemen:

Great Elm Group, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale from time to time by the Selling Stockholders (as defined below) (i) up to 2,000,000 shares (the “Warrant Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable upon the exercise of warrants granted to Woodstead Value Fund, L.P. in a private placement on August 27, 2025 (the “Warrants”) and (ii) 5,353,885 shares of Common Stock issued to selling stockholders of the Company (the “Selling Stockholders”) named in the prospectus which is a part of the Registration Statement in private placements (the “Issued Shares” and, together with the Warrant Shares, the “Shares”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.	The Issued Shares have been validly issued, and are fully paid and non-assessable.

2.	The Warrant Shares, when issued and paid for upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation relating to national security.

Great Elm Group, Inc.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

January 7, 2026	2